Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports Second-Quarter Fiscal 2014 Financial Results

Reports Fifth Consecutive Quarter of Double-Digit DXL Comparable Sales Increases;

Marketing Initiatives Drive Increased Transactions and Conversion Rates;

Addition of Smaller Footprint DXL Concept Expands Growth Potential

CANTON, Mass., August 28, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel, today reported operating results for the second quarter of fiscal 2014.

Second-Quarter Fiscal 2014 Highlights

•	Total comparable sales increased 7.0%.

•	Total sales increased 6.0% to $103.7 million compared with $98.0 million in the second quarter of fiscal 2013.

•	61 DXL stores, opened at least 13 months, had an 11.3% comparable sales increase.

•	Casual Male XL and Rochester Clothing stores had a 7.1% comparable sales increase.

•	Company reaffirms guidance for fiscal 2014.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the second quarter of fiscal 2014:

		# of Stores	Comparable Sales % Change
Total Comparable Sales for Q2 2014			7.0%

Retail Business	Total comparable retail stores	302	8.5%

	DXL comparable stores	61	11.3%
	Casual Male XL and Rochester Clothing stores	241	7.1%
Direct Business			0.5%

Management Comments

“Destination XL delivered strong fiscal second-quarter results in what remained a challenging environment for the retail sector,” said President and CEO David Levin. “We reported our fifth consecutive quarter of double-digit comparable sales increases for our DXL stores. The solid performance of our DXL stores was driven by increased traffic and higher conversion rates. We are seeing growth in the total number of our active customers and our sales penetration into the smaller waist-size customer is improving. A key metric that we are watching very closely is sales per square foot for our DXL stores, which is trending to a range of $160 to $165 as compared to $147 in fiscal 2013.”

“Our remaining Casual Male XL Retail stores also continued to perform well,” said Levin. “During the first quarter of fiscal 2014, we returned to standardized operating hours for all Casual Male XL retail stores. The change has positively affected business at many of our Casual Male XL locations, resulting in a 7.1% comparable sales increase from our Casual Male XL and Rochester Clothing stores for the second quarter.”

“At the end of April we launched our latest DXL marketing campaign on cable, network TV, radio and digital mediums, and the results were very positive,” said Levin. “In addition, we significantly increased promotional offers to improve our conversion of existing Casual Male XL customers into DXL shoppers. While the investment in these promotional marketing activities adversely affected margins in the second quarter, they are proving successful at generating store traffic and increasing conversion rates and transactions. In fact, total transactions were up 13.1% and our conversion rate increased 6.2%. All of this led to the strong DXL store sales growth in the quarter.”

“Our Direct business had very difficult year-over-year comparisons during the first two months of the quarter because we still operated our catalog during the same period in 2013,” said Levin. “As a result, total U.S. direct sales for the fiscal second quarter of 2014 were only up slightly year over year. We expect those comps to continue to improve in the second half of the year, when we are no longer comparing to 2013 catalog sales.”

“We are rolling out a smaller-footprint DXL store concept that increases our opportunity for continued store growth beyond the original projected 220-250 stores,” said Levin. “The economics of the smaller 5,000 to 6,000 square foot store is similar to our DXL larger format. The smaller box allows us to penetrate markets where we previously thought we could not be profitable by leveraging improved sales per square foot, occupancy costs, build out costs and capex. We now anticipate opening 50 additional 5,000 to 6,000 square foot DXL stores in select smaller markets and in markets where geographical considerations warrant an additional presence.”

“Our DXL strategy continues to prove successful, giving us increasing confidence that we are on track to further increase our top line, improve profitability, generate cash flow and grow sales per square foot and four wall contribution,” concluded Levin.

Second-Quarter Fiscal 2014 Results

Sales

For the second quarter of fiscal 2014, total sales were $103.7 million compared with $98.0 million in the second quarter of fiscal 2013. The increase of $5.7 million in total sales was primarily due to an increase in comparable sales of $5.6 million and an increase in non-comparable store sales of $5.0 million, partially offset by $3.9 million in closed stores and a decrease of $1.0 million relating to our Direct business with Sears Canada.

Gross Profit Margin

For the second quarter of fiscal 2014, gross margin, inclusive of occupancy costs, was 45.7% compared with gross margin of 46.1% for the second quarter of fiscal 2013. The decline of 40 basis points for the second quarter of fiscal 2014 was the result of a decrease in merchandise margins of 120 basis points, offset by a decrease in occupancy costs of 80 basis points. The lower merchandise margin for the second quarter of fiscal 2014 was due to increased promotional activity to re-activate customers who have not shopped in the past year and to drive Casual Male XL customers to the DXL stores.

Selling, General & Administrative

SG&A expenses for the second quarter of fiscal 2014 were 43.6% of sales, compared with 43.9% in the second quarter of fiscal 2013. On a dollar basis, SG&A expenses increased $2.2 million, or 5.0%, for the second quarter of fiscal 2014 compared with the prior-year quarter. The increase of $2.2 million includes higher marketing costs and increased store payroll costs associated with the change in operating hours for the Casual Male XL stores.

DXL Transition Costs

The results for the second quarter of fiscal 2014 include DXL transition costs of approximately $1.7 million, or $0.03 per diluted share. The $0.03 per diluted share does not include any income tax benefit because the Company has a full valuation allowance against its deferred tax assets. These transition costs include $0.6 million of pre-opening occupancy costs and lease exit costs, $0.8 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.3 million related to trademark amortization. Results for the second quarter of fiscal 2013 included DXL transition costs of approximately $3.1 million, or $0.04 per diluted share, tax-effected.

Tax Rate

At February 1, 2014, the Company established a full valuation allowance against its deferred tax assets. For fiscal 2014, the Company expects to continue to provide a full valuation allowance against its deferred tax assets; therefore, the Company will not recognize any income tax benefit or provision in fiscal 2014. The effective tax rate for the first six months of fiscal 2013 was 26.1%.

Net Loss

The net loss for the second quarter of fiscal 2014 was $(4.0) million, or $(0.08) per diluted share, compared with $(1.6) million, or $(0.03) per diluted share, for the second quarter of fiscal 2013. On a non-GAAP basis, assuming a normalized tax rate of 40%, the adjusted net loss for the quarter was $(2.4) million, or $(0.05) per diluted share. See “Non-GAAP Measures” below and a reconciliation of adjusted net loss and adjusted net loss per diluted share to net loss and net loss per diluted share that follows the tables below. During the second quarter of fiscal 2014, the Company notified Sears Canada of its intent to exit the business and began the process of an orderly wind-down, which it expects to complete by the end of fiscal 2014. As a result, the net loss for the second quarter of fiscal 2014 includes a charge for inventory reserves and sales allowances of $0.02 per diluted share, on a GAAP basis, relating to the exit of the Sears Canada Direct business.

Cash Flow

Cash flow used for operations was $(2.7) million for the first six months of fiscal 2014 compared with cash flow from operations of $5.7 million for the first six months of fiscal 2013. Free cash flow decreased by $6.2 million to $(21.6) million from $(15.4) million for the first six months of fiscal 2013, due to the operating loss and timing of certain working capital accounts, specifically inventory, offset slightly by a decrease in capital expenditures related to DXL store openings. See “Non-GAAP Measures” below for a definition of free cash flow and a reconciliation of free cash flow to cash flow from operations that follows the tables below.

Balance Sheet & Liquidity

At August 2, 2014, the Company had cash and cash equivalents of $5.6 million, outstanding debt of $48.3 million, and $71.0 million of excess availability under its credit facility.

Inventory was $116.0 million at August 2, 2014 compared with $105.6 million at the end of fiscal 2013 and $107.9 million at August 3, 2013. The $8.1 million increase over last year is primarily due to purchasing earlier seasonal merchandise prior to start of the fall season. While inventory has increased as compared to last year, units have decreased by approximately 1.0%. With the greater number of DXL stores open, the Company has a greater mix of higher cost branded apparel over last year.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2012		Year End 2013		At August 2, 2014		Year End 2014E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Destination XL	48	475	99	915	113	1,003	139	1,189
Casual Male XL Retail	297	1,067	198	713	181	643	155	543
Casual Male XL Outlets	55	174	52	167	51	164	51	164
Rochester Clothing	12	108	10	88	9	83	9	83

Total	412	1,824	359	1,883	354	1,893	354	1,979

Fiscal 2014 Outlook

The Company expects:

•	Total sales in the range of $413.0 to $418.0 million.

•	A comparable sales increase of 13% to 15% for the approximately 99 DXL stores that will have been open for at least 13 months.

•	Gross profit margin to range from 45.5% to 46.1%.

•	SG&A costs of $176.0 to $177.6 million.

•	Operating margin loss of between (2.0%) to (2.8%).

•	A net loss of $(0.21) to $(0.27) per diluted share, or $(0.12) to $(0.16) per diluted share, on a non-GAAP basis. This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2013 earnings, assuming a normal tax benefit of approximately 40%. See “Non-GAAP Measures” below. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2014 and will not recognize any income tax benefit or provision in fiscal 2014.

•	Open approximately 40 DXL stores and close approximately 40 Casual Male XL and Rochester Clothing stores.

•	Capital expenditures, net of tenant allowances, of approximately $36.4 million, or a $7.8 million reduction from fiscal 2013.

•	Borrowings at the end of fiscal 2014 in the range of $35.0 to $40.0 million (an increase from the Company’s previous guidance of $30.0 to $35.0 million) under the credit facility, with equipment financings of approximately $20.0 million. The increase in year-end borrowings reflects the Company’s intention to take early receipt of Spring merchandise at year-end.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, August 28, 2014 at 9:00 a.m. ET. To listen to the live webcast, visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 503-8175. Please reference conference ID: 5958703. An archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, adjusted net loss and adjusted loss per diluted share, which are non-GAAP measures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. Adjusted net loss and adjusted net loss per diluted share are calculated by taking net loss and adding back income tax provision and income tax benefits assuming a normal tax rate of 40%. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including www.destinationxl.com, and direct mail generate the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to the sales trend in its direct business, the opening of its smaller-footprint DXL store concept, and its cash flows, operating and gross profit margins, store counts, costs, capital expenditures, borrowings, sales and earnings expectations for fiscal 2014. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2014, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends and to compete successfully in the United States men’s big & tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013

Sales	$103,707	$98,046	$200,474	$192,003
Cost of goods sold including occupancy	56,285	52,797	109,123	102,416

Gross profit	47,422	45,249	91,351	89,587

Expenses:
Selling, general and administrative	45,242	43,077	86,819	81,264
Depreciation and amortization	5,698	4,513	11,128	8,683

Total expenses	50,940	47,590	97,947	89,947

Operating loss	(3,518)	(2,341)	(6,596)	(360)

Interest expense, net	(451)	(241)	(862)	(419)

Loss before income taxes	(3,969)	(2,582)	(7,458)	(779)

Provision (benefit) for income taxes	63	(995)	110	(203)

Net loss	$(4,032)	$(1,587)	$(7,568)	$(576)

Net loss per share -basic and diluted	$(0.08)	$(0.03)	$(0.16)	$(0.01)

Weighted-average number of common shares outstanding:
Basic	48,743	48,479	48,699	48,385
Diluted	48,743	48,479	48,699	48,385

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

August 2, 2014 and February 1, 2014

(In thousands)

	August 2,	February 1,
	2014	2014
ASSETS

Cash and cash equivalents	$5,567	$4,544
Inventories	116,028	105,556
Other current assets	15,375	16,341
Property and equipment, net	111,866	102,939
Intangible assets	3,778	4,393
Other assets	3,328	3,608

Total assets	$255,942	$237,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$91,347	$89,090
Long-term debt	22,611	16,706
Borrowings under credit facility	25,695	9,029
Deferred gain on sale-leaseback	16,852	17,585
Stockholders’ equity	99,437	104,971

Total liabilities and stockholders’ equity	$255,942	$237,381

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the six months ended		Projected
(in millions)	August 2, 2014	August 3, 2013	Fiscal 2014

Cash flow from operating activities (GAAP)	$(2.7)	$5.7	$11.6 (1)

Less: Capital expenditures	(18.9)	(21.1)	(45.7)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (non-GAAP)	$(21.6)	$(15.4)	$(34.1)

(1)	Projected cash flow from operating activities for fiscal 2014 includes an estimated $9.3 million in lease incentives

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended				For the six months ended
	August 2, 2014		August 3, 2013		August 2, 2014		August 3, 2013
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss, GAAP basis	$(4,032)	$(0.08)	$(1,587)	$(0.03)	$(7,568)	$(0.16)	$(576)	$(0.01)

Add back: Actual income tax provision	63				110
Income tax benefit, assuming normal tax rate of 40%	1,588				2,983

Adjusted net loss, non-GAAP basis	$(2,381)	$(0.05)	$(1,587)	$(0.03)	$(4,475)	$(0.09)	$(576)	$(0.01)

Weighted average number of common shares outstanding on a diluted basis		48,743		48,479		48,699		48,385